                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         GENERAL DYNAMICS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         GENERAL DYNAMICS CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5) Total fee paid:

- --------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                                      1995


                               GENERAL DYNAMICS

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

                                                                  March 13, 1995

TO OUR SHAREHOLDERS:

     You are cordially invited to the 1995 Annual Meeting of Shareholders to be held at the National Museum of Women in the Arts, 1250 New York Avenue, N.W., Washington, D.C. 20005-3920, on Wednesday, May 3, 1995, beginning at 8:30 a.m. The principal items of business at the meeting will be the election of Directors and the selection of independent auditors for the coming year. In addition, one shareholder proposal may be presented.

     It is important that your shares be represented at the meeting. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying Proxy, and return it promptly in the envelope provided.

     If you plan to attend the meeting, kindly so indicate in the space provided on the Proxy. An admission card will be sent to you.

                                   Sincerely yours,

                                   /s/ JAMES R. MELLOR
                                   ---------------------
                                   James R. Mellor

                                   Chairman of the Board of Directors

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 1995

    The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the National Museum of Women in the Arts, 1250 New York Avenue, N.W., Washington, D.C., 20005-3920, on Wednesday, May 3, 1995, at 8:30 a.m., for the following purposes:

        1. To elect Directors to hold office for one year, until their respective successors shall have been elected and shall have qualified or as otherwise provided in the By-Laws of the Company, all as more fully described in the accompanying Proxy Statement.

        2. To consider and act upon a proposal to select Arthur Andersen LLP as independent auditors to audit the books, records, and accounts of the Company for 1995.

        3. To consider and act upon the shareholder proposal set forth on pages 20 and 21 of the accompanying Proxy Statement, if it is properly presented at the meeting.

        4. To transact all other business that may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 6, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

    A copy of the 1994 Shareholder Report of the Company is being mailed with this Notice of Annual Meeting and Proxy Statement to shareholders of record on March 6, 1995.

    It is important that your shares be represented and voted at the meeting. You should, therefore, complete, sign, and return your Proxy at your earliest convenience.

                                             By Order of the Board of Directors,


                                                     /s/ E. ALAN KLOBASA
                                                     ---------------------------
Falls Church, Virginia, March 13, 1995                E. Alan Klobasa, Secretary

                                PROXY STATEMENT

                                                                  March 13, 1995

    The accompanying Proxy (the "Proxy") is solicited on behalf of the Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 8:30 a.m. on Wednesday, May 3, 1995 (the "Annual Meeting"). Any duly executed Proxy may be revoked at any time before it is voted at the meeting at the option of the person or persons executing it by giving written notice to the Secretary of the Company, by delivering to the Company another duly executed Proxy dated after the date of the Proxy being revoked, or by voting in person at the Annual Meeting.

    At the close of business on March 6, 1995, the record date (the "Record Date") for the Annual Meeting, the Company had outstanding and entitled to vote 62,996,594 shares of its Common Stock, par value $1 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter properly presented for action at the Annual Meeting.

    This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders to be held May 3, 1995, and the Proxy are being forwarded to shareholders on or about March 13, 1995.

    The address of the Company's principal executive offices is 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523, and the telephone number is (703) 876-3000.

                             PRINCIPAL SHAREHOLDERS

    A number of persons acting together, including Lester Crown and his son, James S. Crown, Charles H. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities, were the beneficial owners, as of August 25, 1992, of an aggregate of 8,268,362 shares of Common Stock, constituting on the Record Date approximately 13.1% of the Common Stock outstanding and entitled to vote. A
Schedule 13D, as last amended by a filing on August 25, 1992, relating to the ownership of shares of Common Stock by these persons and entities, has been filed with the Securities and Exchange Commission by Mr. Gerald Ratner, as attorney and agent, 222 North LaSalle Street, Chicago, Illinois 60601. These persons and entities, including Mr. Lester Crown, Mr. James Crown, and Mr. Goodman, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the
Schedule 13D.

    On July 23, 1992, Warren E. Buffett ("Buffett"), Berkshire Hathaway Inc. ("Berkshire"), National Indemnity Company ("NIC"), and National Fire and Marine Insurance Company ("NFMIC"), together as a group (the "Buffett Group"), filed a
Schedule 13G with the Securities and Exchange Commission disclosing that the members of the Buffett Group were the beneficial owners of over 10% of the Common Stock. The Buffett Group disclosed that they became the beneficial owners of more than 10% of the Common Stock as a result of the completion by the Company of its tender offer on July 8, 1992. The address of Buffett and Berkshire is 1440 Kiewit Plaza, Omaha, Nebraska 68131. The address of NIC and NFMIC is 3024 Harney Street, Omaha, Nebraska 68131.

    On February 14, 1995, the most recent Schedule 13G of the Buffett Group was filed with the Securities and Exchange Commission and disclosed that the Buffett Group was the beneficial owner of less than 10% of the shares of Common Stock of the Company. According to the Schedule 13G, Buffett and Berkshire each were the beneficial owners of 5,273,348 shares of the Common Stock, constituting on the record date 8.4% of the Common Stock outstanding entitled to vote, with "shared voting power" and "shared dispositive power." Of the 5,273,348 shares of Common Stock held by the Buffett Group, the Schedule 13G disclosed that NIC held 4,517,748 shares, constituting on the Record Date 7.2% of the Common Stock outstanding and entitled to vote, with "shared voting power" and "shared dispositive power," and NFMIC held 755,600 shares, constituting on the Record Date 1.2% of the Common Stock outstanding and entitled to vote, with "shared voting power" and "shared dispositive power."

    On February 3, 1995, SunTrust Banks, Inc. as parent holding company for Sun Banks, Inc. ("Sun Bank"), holding indirectly as a parent holding company, and Trust Company of Georgia ("Trust Company") holding in various fiduciary capacities, filed a Schedule 13G with the Securities and Exchange Commission disclosing that they were the holders of over 5% of the Common Stock of the Company. According to the Schedule 13G, Sun Bank and the Trust Company were the holders of 4,093,655 shares of Common Stock, constituting, on the Record Date, 6.5% of the Common Stock outstanding and entitled to vote. Of this amount, 2,483,985 shares were held with "sole voting power," 4,049,630 shares with "sole dispositive power," and 9,915 shares with "shared dispositive power." Sun Bank and the Trust Company have expressly disclaimed beneficial ownership of any of these shares reported in the Schedule 13G. The address of Sun Bank and the Trust Company is 25 Park Place, N.E., Atlanta, Georgia 30303.

    In addition, on the Record Date, The Northern Trust Company, the trustee of the Salaried Savings and Stock Investment Plan and the Hourly Savings and Stock Investment Plan, held of record 6,361,049 shares of Common Stock for the account of participants in these plans, or 10.1% of the shares of Common Stock outstanding and entitled to vote on the Record Date for the Annual Meeting. The Northern Trust Company has expressly disclaimed beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

    The Board of Directors currently consists of nine individuals. Messrs. Puckett and Rogers are not standing for re-election. However, the remaining seven Directors are standing for re-election at the Annual Meeting of Shareholders. All Directors will hold office until the next Annual Meeting and until their respective successors are elected and qualified or as otherwise provided in the By-Laws of the Company. The Board is considering filling the two vacated seats on the Board of Directors. To the extent appropriate candidates are available and willing to serve, one or both of these vacancies could be filled prior to the 1996 Annual Meeting. These vacancies would be filled by outside directors.

    Each Proxy executed and returned by a shareholder will be voted for the election of the nominees for Director listed below, unless otherwise indicated on the Proxy. In the event that any nominee withdraws or for any reason is not able to serve as a Director, all Proxies received will be voted for the remainder of those nominated and for any replacement nominee designated by the Executive and Nominating Committee of the Board of Directors.

                   NAME, AGE, YEAR FIRST ELECTED A DIRECTOR,
              PRINCIPAL OCCUPATION -- CURRENT AND LAST FIVE YEARS
                            AND OTHER DIRECTORSHIPS
- --------------------------------------------------------------------------------

FRANK C. CARLUCCI, 64, Director since 1991.
  Chairman since February, 1993 and Vice Chairman from January, 1989 to February, 1993 of The Carlyle Group (merchant bankers). U.S. Secretary of Defense from 1987 to 1989. Assistant to the President for National Security Affairs from 1986 to 1987. U.S. Ambassador to Portugal from 1975 to 1978. Director of Ashland Oil, Inc., Bell Atlantic Corporation, Kaman Corporation, Neurogen Corporation (Chairman), Northern Telecom Limited, Quaker Oats Company, SunResorts Ltd., N.V., The Upjohn Company, and Westinghouse Electric Corporation.

NICHOLAS D. CHABRAJA, 52, Director since March 4, 1994.
  Executive Vice President of the Company since March 4, 1994. Senior Vice President and General Counsel from January 1, 1993 to March 4, 1994. Partner at the law firm of Jenner & Block since 1975 and Senior Partner since 1986.

JAMES S. CROWN, 41, Director since 1987.
  General Partner since 1985 of Henry Crown and Company (Not Incorporated) (diversified investments). Director of First Chicago Corporation and PEC Israel Economic Corporation.

LESTER CROWN, 69, Director since 1974.
  Chairman since 1983 of Material Service Corporation (aggregates, ready mix concrete, and concrete pipe). Executive Vice President of the Company from 1976 to 1993. Chairman prior to 1989 of CC Industries, Inc. (real estate, diversified manufacturing, and cellular telephone systems). Director of Maytag Corporation.

CHARLES H. GOODMAN, 61, Director since 1991.
  Vice President since 1987 of Henry Crown and Company (diversified investments) and Vice President since 1973 of CC Industries, Inc. (real estate, diversified manufacturing, and cellular telephone systems).

JAMES R. MELLOR, 64, Director since 1981.
  Chairman and Chief Executive Officer of the Company since May 5, 1994. President and Chief Executive Officer of the Company from May 5, 1993, to May 5, 1994. President and Chief Operating Officer of the Company from January 1, 1991, to May 5, 1993. Executive Vice President of the Company from 1981 to 1990. President and Chief Operating Officer from 1977 to 1981 of AM International, Inc. (graphics). Executive Vice President from 1973 to 1977 of Litton Industries, Inc. (navigation and communications systems and products). Director of Bergen Brunswig Corporation, Computer Sciences Corporation, and Kerr Group Inc.

CARLISLE A. H. TROST, 64, Director since 1994.
  Consultant since 1990 to the Electric Boat Division Board of Advisors (formerly General Dynamics Undersea Warfare Center). Chief of Naval Operations, U.S. Navy from July 1, 1986, to July 1, 1990. Director of Lockheed Corporation, The Louisiana Land & Exploration Company, and General Public Utilities Corporation.

    The following table shows the total number of shares of Common Stock of the Company beneficially owned on December 31, 1994, by (i) all Directors, the Chief Executive Officer, the next four most highly compensated executive officers at the end of 1994, and one individual who was an executive officer during 1994, and (ii) all Directors and executive officers as a group. Messrs. Puckett and Rogers are not standing for re-election to the Board.

                                                                        COMMON STOCK
                                                                  BENEFICIALLY OWNED(a)(b)
                                                                  -------------------------
                                                                   SHARES         PERCENT
                             NAME                                   OWNED         OF CLASS
- -------------------------------------------------------------------------------------------
FRANK C. CARLUCCI..............................................       2,100(d)      (c)
NICHOLAS D. CHABRAJA...........................................      51,500         (c)
JAMES S. CROWN.................................................   3,278,482(e)    5.20%(e)
LESTER CROWN...................................................   6,717,546(f)   10.66%(f)
CHARLES H. GOODMAN.............................................   6,006,386(g)    9.53%(g)
JAMES R. MELLOR................................................     334,540        .53%
ALLEN E. PUCKETT...............................................       2,000         (c)
BERNARD W. ROGERS..............................................         600(h)      (c)
D. BLAINE SCHEIDEMAN...........................................     107,819        .17%
ROGER E. TETRAULT..............................................      81,366         (c)
CARLISLE A. H. TROST...........................................         504         (c)
JAMES E. TURNER, JR............................................     166,022        .26%
CHARLES D. WALBRANDT...........................................       6,025         (c)
DIRECTORS AND ALL EXECUTIVE OFFICERS AS A GROUP................   9,139,504      14.51%

- --------------------------------------------------------------------------------

(a) Except as noted below, based on information furnished to the Company as to shares of stock beneficially owned by each Director and executive officer on December 31, 1994. Includes shares as of December 31, 1994, in the Savings and Stock Investment Plan of the Company voted by the Directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.

(b)  Includes options exercisable within the next 60 days.

(c)  Less than .15%

(d) The shares beneficially owned by Mr. Carlucci are held in joint tenancy with his wife with shared investment and voting power.

(e) Of the aggregate 8,268,432 shares of Common Stock held by the Crown and Goodman families as of January 30, 1995, Mr. James Crown is deemed to be the beneficial owner of 3,278,482 shares. Mr. James Crown has sole investment and voting power with respect to 2,396 shares and shared investment and voting power with respect to 3,276,086 shares. Of the 3,278,482 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 3,276,086 shares. In addition to the 3,278,482 shares he is deemed to beneficially own, Mr. James Crown has an economic interest in an additional 4,448,108 shares.

(f) Of the aggregate 8,268,432 shares of Common Stock held by the Crown and Goodman families as of January 30, 1995, Mr. Lester Crown is deemed to be the beneficial owner of 6,717,546 shares. Mr. Lester Crown has sole investment and voting power with respect to 370,310 shares and shared investment and voting power with respect to 6,347,236 shares. Of the 6,717,546 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 6,347,236.

(g) Of the aggregate 8,268,432 shares of Common Stock held by the Crown and Goodman families as of January 30, 1995, Mr. Goodman is deemed to be the beneficial owner of 6,006,386 shares. Mr. Goodman has shared investment and voting power with respect to 1,899,128 shares. Of the 6,006,386 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to all of the shares.

(h) The shares beneficially owned by Mr. Rogers are held in joint tenancy with his wife with shared investment and voting power.

(i) The shares shown as beneficially owned by Mr. Lester Crown, Mr. James Crown, and Mr. Goodman have been consolidated for purposes of these totals in order to eliminate duplications.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

1994 BOARD MEETINGS

    During 1994, the Board of Directors of the Company held a total of seven meetings. Each incumbent Director attended at least 75% of the meetings of the Board and of the Committees of the Board on which he served during the period of service. As a group, incumbent Directors attended 97.96% of all Board and Committee meetings held in 1994.

BOARD COMMITTEES

    Members of the Committees of the Board of Directors were not employees of the Company with the exceptions of Mr. Mellor, who served as a member of the Executive and Nominating Committee, and Mr. Chabraja, who served as a member of the Executive and Nominating Committee and the Benefit Plans and Investment Committee.

    The Audit and Corporate Responsibility Committee consists of Mr. Rogers, Chairman, Mr. Carlucci, Mr. James Crown, Mr. Goodman, and Mr. Trost, none of whom is an officer or employee of the Company. The Committee is a combination of the former Audit Committee and the Committee on Corporate Responsibility. It considers and advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the annual financial statements, the opinion of the independent auditors, the Company's internal audit program, and miscellaneous auditing matters. The Committee recommends the selection of the independent auditors and monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the Committee also monitors the policies, practices, and programs of the Company as they relate to its corporate responsibilities to government and commercial customers, suppliers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held five meetings during 1994, beginning in June, 1994. In addition, the Audit Committee held three meetings and the Committee on Corporate Responsibility held one meeting prior to May 4, 1994, at which time the Committees were combined.

    The Benefit Plans and Investment Committee consists of Mr. Goodman, Chairman, Mr. Carlucci, Mr. Chabraja, Mr. Lester Crown, and Mr. Puckett. The Committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held three meetings in 1994.

    The Compensation Committee consists of Mr. Puckett, Chairman, Mr. Carlucci, Mr. James Crown, Mr. Goodman, and Mr. Trost, none of whom is eligible to participate in the Company's incentive compensation plans. The Committee establishes overall incentive compensation programs and policies for the Company. The Committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held five meetings in 1994.

    The Executive and Nominating Committee consists of Mr. Lester Crown, Chairman, Mr. Chabraja, Mr. James Crown, Mr. Mellor, and Mr. Rogers. The Committee acts on behalf of the Board between meetings of the Board, reviews candidates proposed for membership on the Board of Directors, and recommends the Director nominees proposed for election at the Annual Meeting of Shareholders or to fill vacancies between Annual Meetings of Shareholders. The Executive and Nominating Committee will consider qualified nominees recommended by shareholders. Shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523. The Executive and Nominating Committee held two meetings in 1994.

    The Finance Committee consisted of Mr. Harvey Kapnick, Chairman, Mr. Thomas
G. Ayers, Mr. James Crown, and Mr. Elliot H. Stein. Messrs. Kapnick, Ayers, and Stein were Directors of the Company until May 4, 1994. The Committee provided advice, analysis, and counsel to the Company regarding financing, dividend policy, stock purchases, and other matters having an impact on the financial condition or operations of the Company. The Finance Committee held two meetings in 1994, both of which were prior to May 4, 1994, when, consistent with the overall downsizing of the Company, the Committee's functions were assumed by the entire Board of Directors.

DIRECTOR COMPENSATION

    The Company pays an annual retainer to its outside Directors of $35,000 per year. The Company also pays a fee of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a Committee of the Board. In addition, Chairmen of Committees of the Board who are outside Directors are paid an additional annual retainer of $10,000. Directors who are employees of the Company are not paid for attendance at Board and Committee meetings. Directors are also reimbursed for travel expenses and for certain expenses in connection with special services rendered to the Company. In 1994, the outside Directors were paid an aggregate of $623,584 in retainers and fees and the Company paid an additional $16,802 for their special travel and accident insurance coverage.

    The Company's Retirement Plan for Directors provides that Directors are eligible for benefits if they have not been an employee of the Company and have served as a Director for at least five years, or if less than five years, retired at an age that is established by the Board of Directors as a mandatory retirement age for Directors. However, any Director who has been both an outside Director and an employee for different periods of time prior to April 1, 1993, is also eligible to receive benefits. Benefits are equal to the average of a Director's income, consisting of retainer and fees, for the three highest years. Benefits are paid for the life of the Director or ten years, whichever is longer. If a Director has been an outside Board member for more than ten years, the period of payment is the longer of the life of the Director or the number of years of outside Board membership. Unpaid portions of benefits may be paid, if elected by the Director, to the spouse or estate of a Director. Payments may be made in a lump sum if an appropriate election is made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consisted of Mr. Puckett, Chairman, Mr. Carlucci, Mr. James Crown, Mr. Goodman, and Mr. Trost. The Company engaged Mr. Carlucci to provide advice to the Company with respect to alternatives available for the resolution, by settlement or otherwise, of the dispute now in litigation by the Company and McDonnell Douglas Corporation against the United States arising out of the termination of the U.S. Navy's A-12 program to develop a new advanced tactical aircraft. Mr. Carlucci was paid a quarterly retainer of $20,000 and was reimbursed for expenses incurred on behalf of the Company. The engagement ended December 31, 1994.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board (the "Committee") has furnished the following report on executive compensation. The Committee is composed of the individuals listed below, all of whom are outside directors of the Company. The Committee supervises all compensation matters for the Company.

    The Committee has designed the Company's compensation program to reward both individual and collective performance and to create incentives for both short-term and long-term performance. The objective of the program is to provide appropriate incentives, including a substantial equity component, in order to reward senior management for superior performance.

    The compensation program includes three components: (i) a base salary, which is payable in cash, (ii) a bonus, which is payable in a combination of cash and/or stock, and (iii) a long-term stock-based incentive award. The base salary reflects the prevailing market rates and individual performance. The bonus represents annual performance, both individual and Company-wide, as compared to achievement of goals which are set yearly at the beginning of each fiscal year. The long-term stock-based incentive awards are designed to strengthen the mutual interest of senior management and the Company's shareholders.

    Each executive officer establishes performance goals for those managers reporting to him; and senior management as a group establishes Company performance goals, which are reviewed and adjusted, if appropriate, by the Committee. Company performance goals include earnings per share, return on equity, cash flow, net earnings, re-engineering accomplishments, and progress in the development of a long-term operating strategy, which will contribute to increased shareholder value. For 1994, the Company exceeded all of its stated goals.

    In awarding the annual compensation to senior management, the Committee reviews the base salaries, annual bonuses, and long-term incentives awarded by other companies to senior management. Each year several major compensation surveys, which include many of the companies within the Standard & Poor's Aerospace/Defense Index, are provided to the Committee by outside consultants. For executives whose annual performance far exceeds the individual goals set for them, bonuses may exceed the 75th percentile for positions at the same level in comparable companies, as reflected in the compensation surveys. Executives whose annual performance meets or exceeds their goals receive a bonus in the 50th to 75th percentile range of the market, as reflected on the compensation surveys. To the extent that executives do not meet their goals, bonuses are usually reduced significantly below the 50th percentile of the market, or eliminated altogether.

    In late 1993, the Committee adopted a new long-term incentive program consisting of Performance Stock Options and Performance Restricted Stock (as defined below). See "Executive Compensation -- Stock

Option Awards" and "Restricted Stock Awards" below. Under the new program, fifty percent of the Performance Stock Options would have become exercisable after December 31, 1994, had the price of the Common Stock attained and maintained $52.50 per share for 30 consecutive days at any time during the term of the option. Since the performance target has not been met, the Performance Stock Options remain unexercisable. In addition, under the new program, shares of Performance Restricted Stock are forfeited if a predetermined performance criteria is not met. Since the average price of the Common Stock over the last 30 trading days of 1994 was lower than the grant price of the majority of the Performance Restricted Stock, a total of 16,107 shares of Performance Restricted Stock held by 160 executives was forfeited at the end of 1994.

    In reviewing the 1994 performance of James R. Mellor, the Company's Chief Executive Officer, the Committee determined that Mr. Mellor's base salary was appropriate in relation to the market data and the base salaries of other chief executive officers within the defense industry and Fortune 500 companies of similar size. The Committee has determined that Mr. Mellor's base salary will remain at $670,000 and that the Company exceeded the performance goals for 1994 as outlined above, and therefore has awarded Mr. Mellor an annual bonus of $1,600,000.

    The long-term incentive compensation component of Mr. Mellor's compensation consisted of Performance Stock Options and Performance Restricted Stock, all of which was awarded in 1993. Mr. Mellor holds 240,000 Performance Stock Options, none of which are currently exercisable, and 27,965 shares of Performance Restricted Stock. An additional 2,035 shares of Performance Restricted Stock were forfeited by Mr. Mellor at the end of the first performance period, as a result of the failure of the Common Stock to achieve certain performance criteria.

    Effective January 1, 1994, publicly-held corporations are prohibited, pursuant to the Internal Revenue Code of 1986, as amended ("Section 162(m)"), from deducting compensation in excess of $1,000,000 to each of its Chief Executive Officers and its other four most highly compensated executive officers employed at year end. This limitation does not apply to certain performance-based compensation which is awarded pursuant to formula and without upward adjustment in the discretion of the Committee, such as the awards of the Company's Performance Stock Options and Performance Restricted Stock.

    The Committee and one of its compensation consultants have considered the implications of the tax law and of proposed Internal Revenue Service regulations and have concluded that a middle-ground policy is appropriate with respect to this deductibility limit. Discretion and the use of judgment have been critical elements of the Committee's executive compensation philosophy in the past, and the Committee believes it is in the best interest of the shareholders to maintain discretionary control over certain aspects of executive compensation in the future. In essence, the Committee believes that the judgmental assessment of the Company's performance and of individual executives is critical with respect to effective executive compensation management. Because of the importance of judgment and discretion, certain aspects of executive compensation awards in 1994 will not, and in future years may not, qualify for deductibility under the law and the Company will forego a deduction, if any, for compensation expense in excess of regulatory limits. The Committee believes that the amount of the deduction foregone will be immaterial.

    The Company's compensation program is designed not only to increase shareholder value, but also to pass on reasonable costs to the Company's customers. Less than 14% of the estimated value of executive compensation to the named corporate officers during 1992, 1993, and 1994, as shown in the Summary Compensation Table and the Option Exercise Table below, was charged as costs under the Company's U.S. Government contracts, and, therefore, payable by its U.S. Government customers.

     The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company), for the period indicated.

                        FIVE-YEAR HISTORICAL PERFORMANCE
                        CUMULATIVE TOTAL RETURN BASED ON
                REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1989

                                                                   S&P Aero-
      Measurement Period          General Dy-                    space/Defense
    (Fiscal Year Covered)           namics          S&P 500          Index
Dec-89                                100             100             100
Dec-90                                 58              97             104
Dec-91                                127             126             125
Dec-92                                251             136             131
Dec-93                                379             150             171
Dec-94                                367             152             185

     This report is submitted by the Compensation Committee, which is comprised of five outside directors.

                                                       Mr. Puckett, Chairman
                                                       Mr. Carlucci
                                                       Mr. James Crown
                                                       Mr. Goodman
                                                       Mr. Trost

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table sets forth a summary of compensation for services in all capacities to the Company and its subsidiaries for 1994, 1993, and 1992 for the Chief Executive Officer, the next four most highly compensated executive officers of the Company at the end of 1994, and one individual who was an executive officer of the Company during 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                        ---------------------------------------------------------
                                        ANNUAL COMPENSATION                        AWARDS                        PAYOUTS
                               --------------------------------------   -----------------------------   -------------------------
                                                         OTHER ANNUAL   RESTRICTED      SECURITIES                    ALL OTHER
       NAME AND                                          COMPENSATION      STOCK        UNDERLYING         LTIP      COMPENSATION
  PRINCIPAL POSITION   YEAR     SALARY       BONUS(a)        (b)        AWARD(a)(c)   OPTIONS/SARS(a)    PAYOUTS         (d)
- ---------------------------------------------------------------------------------------------------------------------------------
JAMES R. MELLOR         1994   $670,000     $1,600,000    $  420,621    $        0               0          $0       $    55,181 (e)
Chairman of the Board   1993    670,000      1,350,000       757,388     1,410,000         240,000           0        12,121,770
  and                   1992    700,000      1,100,000     2,052,614             0               0           0            51,704
Chief Executive
Officer

NICHOLAS D. CHABRAJA    1994   $500,000     $  600,000    $  141,716    $  279,188         100,000          $0       $     5,550
Executive Vice          1993    350,000        325,000        28,645       658,000         100,000           0           753,044
  President             1992          0              0             0     1,723,125               0           0                 0

D. BLAINE               1994   $252,000     $  160,000    $   47,657    $        0               0          $0       $    23,726
  SCHEIDEMAN(f)         1993    252,000        160,000       241,332       376,000          44,000           0         2,246,405
Senior Vice President,  1992    252,000        130,000     1,035,361             0               0           0            20,337
Contracts, Pricing and
International Offset

ROGER E. TETRAULT       1994   $276,000     $  275,000    $   58,135    $        0               0          $0       $    20,614
Vice President and      1993    276,000        225,000       253,869       470,000          70,000           0         3,231,096
President, Land         1992    262,000        190,000       322,089             0               0           0            18,922
  Systems
Division

JAMES E. TURNER, JR.    1994   $356,000     $  475,000    $   75,670    $        0               0          $0       $    30,156
Executive Vice          1993    356,000        400,000       459,494       564,000          90,000           0         5,309,423
  President             1992    356,000        345,000       985,540             0               0           0            26,479
and President,
Electric
Boat Division

CHARLES D.              1994   $270,000     $  150,000    $   22,694    $        0               0          $0       $    19,997
  WALBRANDT(g)          1993    270,000        200,000       149,978       540,388          34,000           0         1,692,506
Vice President and      1992    270,000        180,000        89,805             0           8,060           0            19,259
Treasurer
- ---------------------------------------------------------------------------------------------------------------------------------

(a) Bonus payments, awards of Common Stock subject to resale restrictions ("Restricted Stock"), and stock options are reported with respect to the fiscal year for which the related services were rendered, or at the time of grant with regard to grants made upon commencement of employment, although the actual award may have been made in the succeeding year.

(b) "Other Annual Compensation" is comprised of the following items: (i) non-cash items provided to management, including club memberships, financial planning services, special travel, accident and supplementary life insurance, and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); (ii) amounts reimbursed for the payments of taxes; (iii) payment of dividend equivalents with regard to shares of Restricted Stock; and (iv) amounts distributed from the Special Distribution Account, which is explained hereinafter:
       On January 15, 1992, the shareholders of the Company approved an amendment to the Incentive Compensation Plan to permit the benefits of any special distributions to shareholders to also be received by holders of stock options and Restricted Stock. Special distributions made with reference to awards of Restricted Stock were placed in the Special Distribution Account of each individual employee owning shares of Restricted Stock and held in the Special Distribution Account until such time as the restrictions lapsed on the Restricted Stock. Special distributions with regard to stock options were reflected by decreasing the option exercise price according to a formula and crediting the excess to the Special Distribution Account. To the extent the amount in a Special Distribution Account exceeded 90% of the exercise price of a stock option, the excess was then paid to the optionee. During 1993, the Company declared three special distributions aggregating $50 per share (before the 100% stock dividend) to all shareholders of the Company. The amounts shown in this table include amounts distributed from the Special Distribution Account for each individual. These individuals received the same special distributions as all other shareholders of the Company as part of the Company's plan to return excess cash assets to shareholders.
     The amounts shown include the following: for Mr. Mellor, Perquisites of $175,483, of which $95,682 relates to personal travel and $52,800 relates to club membership; and for Mr. Chabraja, Perquisites of $55,872, of which $38,275 is for personal travel.
(c) The dollar value of awards of Restricted Stock is calculated by multiplying the price of the Company's unrestricted Common Stock on the date of grant by the number of shares of Restricted Stock awarded. All of the values reflected in the "Summary Compensation Table" are calculated as described above. As of December 31, 1994, Mr. Mellor held a total of 100,402 shares of Restricted Stock with an aggregate market value of $4,367,487; Mr. Chabraja held a total of 50,000 shares of Restricted Stock with an aggregate market value of $2,175,000; Mr. Scheideman held a total of 22,014 shares of Restricted Stock with an aggregate market value of $957,609; Mr. Tetrault held a total of 25,414 shares of Restricted Stock with an aggregate market value of $1,105,509; Mr. Turner held a total of 46,374 shares of Restricted Stock with an aggregate market value of $2,017,269; and Mr. Walbrandt held a total of 6,025 shares of Restricted Stock with an aggregate market value of $262,088.
(d) Reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan (the "Salaried Plans"), (ii) payments by the Company for term life insurance, (iii) amounts representing cash distributions received by all shareholders of the Company which were accrued to but not paid out of the Special Distribution Accounts, and (iv) amounts paid or accrued pursuant to arrangements entered into in 1993 with executives who would be retiring or resigning from the Company and executives who would be remaining with the Company. See "Employment Agreements and Other Arrangements."
(e) Reflects premium payments made by the Company in connection with a split dollar life insurance policy on Mr. Mellor and his wife (see "Executive Compensation -- Retirement Plans"). During 1994, premiums on such policy totaled $535,806. The Company is entitled to a refund of the premiums paid by it to the insurer pursuant to the split dollar life insurance arrangement before any dollars are paid by the insurer to the owner or beneficiaries of the policy, or, in any event, at the end of 15 years. The amount of other compensation associated with the split dollar insurance arrangement in 1994 includes $844, representing the cost of the term life insurance component of the policy, and $2,239, representing the cost to the Company associated with the non-term component of the split dollar policy.
(f) Mr. Scheideman retired as Senior Vice President, Contracts, Pricing, and International Offset on December 31, 1994.
(g)  Mr. Walbrandt retired as Vice President and Treasurer on September 30,
     1994.

STOCK OPTION AWARDS

    Under its incentive compensation program the Company is authorized to award incentive stock options, meeting the applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which do not qualify under Code requirements. The option price of all stock options shall not be less than 100% of the fair market value of the Common Stock on the date of the award. Stock options may be exercised for cash or Common Stock, or a combination of both, under procedures established by the Compensation Committee.

    The Compensation Committee is authorized to establish (i) the term of each stock option which, in the case of incentive stock options, shall not be more than ten years, (ii) the terms and conditions upon which and the times when each stock option shall be exercised, and (iii) the terms and conditions under which stock options may be exercised after termination of employment. All stock options granted prior to October 25, 1993 (except those which were issued in connection with the termination of and in substitution for benefits under the Gain/Sharing Plan as described in the Company's Proxy Statement dated March 28, 1991, and those described below), are awarded for terms of ten years and are exercisable in their entirety beginning 18 months after the date of the award. The term of the Gain/Sharing Plan options expires on December 2, 1996. The Compensation Committee cannot award stock appreciation rights.

    On October 25, 1993, the Compensation Committee of the Board of Directors approved a new program (the "New Program") pursuant to the 1988 General Dynamics Corporation Incentive Compensation Plan as amended. The Performance Stock Options are exercisable at the fair market value of the Common Stock on the date of grant. Fifty percent of the Performance Stock Options may be exercised after December 31, 1994, if, and when, the price of the Common Stock has attained and maintained $52.50 per share for 30 consecutive trading days any time during the term of the option. The balance of the Performance Stock Options may be exercised after December 31, 1995, if, and when, the price of the Common Stock has attained and maintained $60 per share for 30 consecutive trading days any time during the term of the option. For accounting reasons, the Performance Stock Options are exercisable 30 days before the end of their five-year term, whether or not the price targets have been met.

    The following table sets forth information with respect to stock options granted during 1994. While Mr. Chabraja received an award in 1993 of Performance Stock Options along with other executive officers, an additional 100,000 Performance Stock Options were issued to him in 1994 in connection with his promotion to the position of Executive Vice President. No other named executives were granted options in 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                            ---------------------------------------------------------          POTENTIAL
                                             PERCENTAGE                                   REALIZABLE VALUE AT
                                                 OF                                          ASSUMED ANNUAL
                             NUMBER OF         TOTAL                                      RATES OF STOCK PRICE
                             SECURITIES     OPTIONS/SARS                                      APPRECIATION
                             UNDERLYING      GRANTED TO                                     FOR OPTION TERM
                            OPTIONS/SARS    EMPLOYEES IN    EXERCISE OR    EXPIRATION   ------------------------
           NAME               GRANTED       FISCAL YEAR     BASE PRICE        DATE          5%           10%
- ----------------------------------------------------------------------------------------------------------------
JAMES R. MELLOR                      0           0.0%        $  0.0000             --   $        0    $        0
NICHOLAS D. CHABRAJA           100,000          73.6           46.5313       03/03/99    1,285,574     2,840,782
D. BLAINE SCHEIDEMAN                 0           0.0            0.0000             --            0             0
ROGER E. TETRAULT                    0           0.0            0.0000             --            0             0
JAMES E. TURNER, JR.                 0           0.0            0.0000             --            0             0
CHARLES D. WALBRANDT                 0           0.0            0.0000             --            0             0
- ----------------------------------------------------------------------------------------------------------------

    The following table sets forth information with respect to option exercises and year-end values during 1994 by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                  OPTIONS/SARS            OPTIONS/SARS
                                                               AT FISCAL YEAR-END      AT FISCAL YEAR-END
                                   SHARES                    ----------------------   --------------------
                                 ACQUIRED ON      VALUE         EXERCISABLE(e)/         EXERCISABLE(e)/
             NAME                 EXERCISE     REALIZED(a)      UNEXERCISABLE(u)        UNEXERCISABLE(u)
- ----------------------------------------------------------------------------------------------------------
JAMES R. MELLOR                    260,000     $8,533,200                  0(e)            $        0(e)
                                                                     240,000(u)                     0(u)
NICHOLAS D. CHABRAJA                     0              0                  0(e)                     0(e)
                                                                     200,000(u)                     0(u)
D. BLAINE SCHEIDEMAN                56,000      1,759,170             40,000(e)             1,159,048(e)
                                                                      44,000(u)                     0(u)
ROGER E. TETRAULT                  100,000      3,282,000                  0(e)                     0(e)
                                                                      70,000(u)                     0(u)
JAMES E. TURNER, JR.               136,000      4,463,520                  0(e)                     0(e)
                                                                      90,000(u)                     0(u)
CHARLES D. WALBRANDT                     0              0                  0(e)                     0(e)
                                                                      12,752(u)                     0(u)
- ----------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the market price of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.

RESTRICTED STOCK AWARDS

    The Company can award shares of Restricted Stock to participants in its Incentive Compensation Plan. Awards of Restricted Stock generally provide for restrictions to lapse over time. Holders of awards are entitled to vote the shares awarded and to receive dividends on the shares from the date the award of shares is made. Awards of Performance Restricted Stock were made to certain executive officers pursuant to the New Program on October 25, 1993, and to one executive officer in 1994. The Performance Restricted Stock has a feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the stock price from the date of grant to the end of each performance period. Fifty percent of the grant was earned on December 31, 1994, the end of the first performance period, and the balance is earned on December 31, 1995, the end of the second performance period. At the end of each performance period, the average price of Common Stock over the preceding 30 trading days (the "Average Price") will be compared to the price per share on the grant date. That difference will be multiplied by the number of shares of Performance Restricted Stock to be earned at the end of each performance period and the resulting product will be divided by the Average Price. The number of shares of Common Stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time. Once the number of shares of Performance Restricted Stock has been adjusted, restrictions will continue to be imposed for a period of two years, at the end of which time all restrictions will lapse.

    Mr. Chabraja received an award of Restricted Stock in 1993, together with grants made to other executives of the Company. An award of 6,000 shares of Performance Restricted Stock was made to Mr. Chabraja on March 4, 1994, in conjunction with his promotion to the position of Executive Vice President of the Company.

RETIREMENT PLANS

    The Company and its subsidiaries maintain retirement plans (the "Retirement Plans") for officers and other salaried employees. Active participants in the Retirement Plans numbered approximately 9,360 as of January 1, 1995 (excluding employees of operations which the Company has sold). Membership in the Retirement Plans is automatic for any eligible salaried employee not included in a unit where pensions are the subject of collective bargaining and who has completed one year of continuous service or who has attained age 40. The Retirement Plans are non-contributory. The amount of the Company's contribution for any individual member cannot be readily calculated because the contribution is based upon actuarial assumptions for the population as a whole.

    The Retirement Plans for salaried employees were amended, effective July 1, 1990, to adopt a benefit structure based upon final average pay in lieu of the prior career average pay formula. Upon retirement at the normal retirement age of 65, or at or after age 62 for participants with ten or more years of continuous service, a member of a Retirement Plan is entitled to the full normal monthly retirement benefit earned through the date of retirement. This monthly benefit will equal 1 1/3% of final average pay per year of Retirement Plan membership up to a maximum of 40 years of membership. "Final average pay" means the average of a member's highest consecutive 60 monthly base rates of pay received during the member's last 120 months of salaried employment as a Retirement Plan member. The compensation used in this average also includes 100% of the original value of any bonus awards (excluding the value of any stock options, Restricted Stock, Gain/Sharing Plan awards, or any previously granted long-term compensation awards) which have been earned out. See the "Summary Compensation Table" under the caption "Summary Compensation" above for the salary and bonus amounts earned by the Chief Executive Officer, the next four most highly compensated officers, and one individual who was an executive officer during 1994.

    Reduced retirement benefits are payable upon early retirement if a member retires between the ages of 55 and 62 with ten or more years of continuous service. Retirement benefits are fully vested when a member has completed five years of continuous service. The benefits under the final average pay formula are not subject to any reduction for social security or other offset amounts. The amount of benefits which may be paid under the Retirement Plans is limited by the Code. To the extent that any benefits accrued under the formulas in the Retirement Plans for salaried employees exceed those limitations, the excess is paid as an operating expense under a separate, unfunded, non tax qualified program. It has been assumed that each individual will continue as a Retirement Plan member until normal retirement date or the actual date of retirement and that current earnings will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity. The table below sets forth projected annual benefits payable at age 65 based upon earnings and years of credited service.

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
- ------------------------------------------------------------------------------------------------------------------
REMUNERATION          5                10               15               20               25               30
- ------------------------------------------------------------------------------------------------------------------
 $  400,000        $   26,667       $   53,333       $   80,000       $  106,667       $  133,333      $   160,000
    450,000            30,000           60,000           90,000          120,000          150,000          180,000
    500,000            33,333           66,667          100,000          133,333          166,667          200,000
    600,000            40,000           80,000          120,000          160,000          200,000          240,000
    700,000            46,667           93,333          140,000          186,667          233,333          280,000
    800,000            53,333          106,667          160,000          213,333          266,667          320,000
  1,000,000            66,667          133,333          200,000          266,667          333,333          400,000
  1,500,000           100,000          200,000          300,000          400,000          500,000          600,000
  2,000,000           133,333          266,667          400,000          533,333          666,667          800,000
  2,500,000           166,667          333,333          500,000          666,667          833,333        1,000,000
- ------------------------------------------------------------------------------------------------------------------

    As of January 1, 1995, the persons named in the "Summary Compensation Table" under the heading "Executive Compensation" were credited with the following years of service under the retirement plans: James R. Mellor, 13 years; Nicholas
D. Chabraja, 2 years; D. Blaine Scheideman, 27 years; Roger E. Tetrault, 3 years; James E. Turner, Jr., 6 years; and Charles D. Walbrandt, 19 years.

    Effective July 1, 1993, salaried retirees age 65 or older who were then receiving retiree medical coverage began to receive a $94 per month pension improvement in lieu of the current post 65 retiree medical coverage. The retiree receives an additional $94 per month pension improvement for an eligible spouse. Current employees who retire at age 65 with at least ten years of credited service will also receive a $94 per month pension improvement at age 65. If the employee retires with less than ten years of continuous service or with a vested pension before age 55, a prorated pension improvement will be provided at age
65. The retiree will receive an additional amount equal to the amount received by the retiree for an eligible spouse.

    Mr. Mellor entered into an agreement with the Company on March 17, 1993 (the "Mellor Employment Agreement"). Under the Mellor Employment Agreement, Mr. Mellor would have been entitled to an annual retirement benefit for life equal to the sum of $300,000 per year. That amount would have been offset by any amounts he was to receive under the Retirement Plans. The Mellor Employment Agreement provided that, if the Company's liability associated with providing this aggregate retirement benefit was less than $800,000, then the Company would have paid to Mr. Mellor the difference as a lump sum within 30 days following the date on which Mr. Mellor had begun to receive the benefit. If the Company's liability to provide the additional benefit was greater than $800,000, the Company would have paid the amount over $800,000. However, Mr. Mellor and the Company agreed that he would forego this benefit as well as the benefit that would have become due to him upon retirement under the Supplemental Retirement Plan and Supplemental Savings and Stock Investment Plan. In lieu thereof, Mr. Mellor entered into a split-dollar life insurance arrangement with the Company dated November 21, 1994. Under this arrangement, the Company has agreed to pay to the insurer an annual premium. The insurer is required to pay back to the Company the aggregate premiums paid (a total of $5,358,000) at the end of 15 years. Since the Company will receive a reimbursement of the premiums it pays, the cost to the Company pursuant to this arrangement is equal to the interest that would have been earned on the annual premiums. The present value of the foregone interest is approximately equal to the present value of the amounts which Mr. Mellor would have received under the Supplemental Retirement Plan, Supplemental Savings and Stock Investment Plan, and the Mellor Employment Agreement. See note(e) to the Summary Compensation Table under the caption "Executive Compensation -- Summary Compensation."

    Mr. Tetrault entered into an agreement with the Company dated July 3, 1991, to receive an enhancement to his retirement benefit which is intended to ensure he receives a benefit equivalent to the one he would have received had he continued to be covered under the Babcock and Wilcox Retirement Plan. The benefit is based on the formula in that plan reduced by benefits actually payable under the Babcock and Wilcox and the Company's Retirement Plans. In addition to this benefit, the agreement also provides for an annual lifetime benefit of $5,000 commencing at age 65. The present value of Mr. Tetrault's benefit, based on an eight percent interest rate and assuming he continues in service until his first opportunity to retire at October 1, 1996, is estimated to be equal to $267,000. During 1994, the Company recorded an expense of $8,804 to amortize the cost of this retirement benefit.

    Mr. Turner entered into an agreement with the Company dated September 1, 1988, providing him with an enhancement to his retirement benefit which is intended to ensure he receives a benefit equivalent to the one he would have received if he had continued to be covered by the defined benefit retirement plans maintained by his former employer, the Newport News Shipbuilding and Drydock Company (the "Newport News Plan"). The benefit is based on the formula in that plan reduced by benefits actually payable under the Newport News and the Company's Retirement Plans. Since Mr. Turner has received substantial increases in his compensation and commensurate increases in his Retirement Plan benefit accruals, Mr. Turner currently will not be entitled to any supplemental benefits pursuant to his employment agreement.

    The foregoing benefits for Messrs. Mellor, Tetrault, and Turner are subject to the same level of risk as all other general unsecured obligations of the Company.

                  EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

TERMINATION OF CERTAIN BENEFITS

    In 1993, at the request of the Board of Directors, the Compensation Committee developed a program for executives who would be retiring or resigning from the Company in connection with the Company's downsizing that provided the Company with a waiver and release of those employees' rights under existing programs for insurance and other benefit policies, existing severance benefits, certain relocation allowances, and change-of-control agreements in consideration for the Company's payment of an enhanced severance/ early retirement package. For the executives who would remain with the Company, in exchange for the release of their rights under prior change-of-control agreements approved by the Board of Directors in 1989, and in further consideration of their written commitment to remain with the Company in a given role for a defined period, these employees were to receive a payment to be made in installments. These agreements do not affect the employees' rights under the Retirement Plans.

    For employees who separated from the Company, payments were in large part paid when the employee left the Company's employment, with a portion retained until the first anniversary of that date. For employees who remained with the Company, one-half of the payment was made upon execution of the agreement to remain with the Company and the remainder will be paid in 1995, usually upon the second anniversary of that agreement, or earlier if the employee terminates his/her employment with the consent of the Company. The Company paid $6,635,000 to members of this group of employees in 1994. The Company's remaining aggregate liability will be approximately $6,750,000 in 1995.

    Messrs. Mellor, Scheideman, Tetrault, Turner, and Walbrandt each entered into agreements pertaining to the termination of benefits, described below, with the Company.

EMPLOYMENT AGREEMENTS

    In connection with his continued employment with the Company as President and his assumption of the duties of Chief Executive Officer, the Company entered into an agreement with Mr. Mellor, dated March 17, 1993 (the "Mellor Agreement"). Pursuant to the Mellor Agreement, Mr. Mellor's base salary was established at $670,000. In consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement approved by the Board of Directors in 1989, and in consideration of his remaining as an employee of the Company until at least December, 1995, Mr. Mellor received a payment of $3,100,000 upon execution of the Mellor Agreement and is to be paid another $3,100,000 on December 31, 1995.

    The Company entered into an agreement with Mr. Chabraja dated February 3, 1993, which was subsequently amended on December 22, 1993 (together, the "Chabraja Agreement"). Pursuant to the Chabraja Agreement, Mr. Chabraja, who had been serving the Company as acting General Counsel since the retirement of Mr. Robert Duesenberg, effective December 31, 1992, agreed to serve as Senior Vice President and General Counsel. In consideration for entering into the Chabraja Agreement and remaining an employee of the Company at least through December 31, 1994, Mr. Chabraja received 30,000 shares of Restricted Stock on February 3, 1993. It was agreed that Mr. Chabraja would remain a partner of Jenner & Block and reside in Chicago, but devote substantially all of his time and attention to the business affairs of the Company. Additionally, it was agreed that Mr. Chabraja will not participate in any fees that Jenner &

Block derives from its representation of the Company. On March 4, 1994, Mr. Chabraja was promoted to the position of Executive Vice President and elected a member of the Board of Directors of the Company.

    In connection with his continued employment with the Company as Senior Vice President, Contracts, Pricing, and International Offset, the Company entered into an agreement with Mr. Scheideman, dated March 17, 1993 (the "Scheideman Agreement"). Pursuant to the Scheideman Agreement, in consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement approved by the Board of Directors in 1989, Mr. Scheideman received a payment of $750,000 upon execution of the Scheideman Agreement and a payment of $750,000 on December 31, 1994, and is to be paid $100,000 on December 31, 1995, and $100,000 on December 31, 1996.

    In connection with his continued employment with the Company as Vice President and President, Land Systems Division, the Company entered into an agreement with Mr. Tetrault, dated March 17, 1993 (the "Tetrault Agreement"). Pursuant to the Tetrault Agreement, in consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement approved by the Board of Directors in 1989, and in consideration of his remaining as an employee of the Company until at least March 1995, Mr. Tetrault received a payment of $700,000 upon execution of the Tetrault Agreement and is to be paid another $700,000 on March 31, 1995.

    In connection with his continued employment with the Company as Executive Vice President and President, Electric Boat Division, the Company entered into an agreement with Mr. Turner, dated March 17, 1993 (the "Turner Agreement"). Pursuant to the Turner Agreement, in consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement approved by the Board of Directors in 1989, and in consideration of his remaining as an employee of the Company until at least March 1995, Mr. Turner received a payment of $1,100,000 upon execution of the Turner Agreement and is to be paid another $1,100,000 on March 31, 1995.

    In connection with his continued employment with the Company as Vice President and Treasurer, the Company entered into an agreement with Mr. Walbrandt, dated March 17, 1993 (the "Walbrandt Agreement"). Pursuant to the Walbrandt Agreement, in consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement approved by the Board of Directors in 1989, Mr. Walbrandt received a payment of $650,000 upon execution of the Walbrandt Agreement and a payment of $650,000 on September 30, 1994, and is to be paid $200,000 on March 30, 1995.

                  TRANSACTIONS INVOLVING DIRECTORS AND OTHERS

    The following transactions relate to payments made in 1994 except as indicated.

    Material Service Corporation ("Material Service"), an indirect subsidiary of the Company, occupies record storage facilities in space leased from CC Industries, Inc. ("CCI"). Payments for the rental of such storage space aggregated $12,365 in 1994. Material Service also provided $2,536 of printing and miscellaneous services to CCI in 1994.

    In 1994, Material Service paid Lemont Shipbuilding & Repair Company, a division of Exchange Building Corporation ("Exchange"), which is a subsidiary of CCI, $157,903 pursuant to fleeting service agreements. American Envelope Company, a subsidiary of Exchange, paid Material Service $173 for printing services in 1994. Aurora Venture, a partnership in which University Exchange Corporation, a subsidiary of Exchange, has a 75% interest, and in which Henry Crown and Company (Not Incorporated), a limited partnership ("HC Co. Partnership") has a 25% interest, paid $600 to Material Service in 1994 for sign board rent.

    During 1994, as in prior years, Freeman United Coal Mining Company ("Freeman"), an indirect subsidiary of the Company, paid royalties to certain trusts under leases of coal lands as restated in 1964, the beneficiaries of which trusts include certain associates of Mr. Lester Crown, Mr. James Crown, and Mr. Goodman. The portion of the royalties paid for the direct or indirect benefit of those associates was $3,853,678.

    Henry Crown and Company owns a Cessna Model 650 Citation III airplane. The Company and its subsidiaries use the airplane for corporate purposes and reimburse Henry Crown and Company for such use in accordance with Company policies regarding the use of corporate aircraft, which policies are consistent with applicable regulations. During 1994, the Company paid Henry Crown and Company $58,409 for corporate use of the airplane during 1993 and 1994, and Henry Crown and Company billed an additional $9,003 to the Company for corporate use of the airplane in 1994. Material Service paid $4,453 to Henry Crown and Company in 1994 for use of the airplane, and Freeman was billed $9,352 by Henry Crown and Company for use of the airplane in 1994. Henry Crown and Company paid $5,454 to Material Service in 1994 for printing and miscellaneous services and Material Service paid $25 to Henry Crown and Company in 1994 for miscellaneous services.

    Mr. Lester Crown, a Director of the Company, is Chairman of the Board of Directors of CCI and President of Henry Crown and Company and Mr. James Crown, a Director of the Company, is a Vice President of both CCI and Henry Crown and Company and a general partner of HC Co. Partnership. Charles H. Goodman, a Director of the Company, is a Vice President of both CCI and Henry Crown and Company. Mr. James Crown has an approximate 0.1% interest in HC Co. Partnership and is a beneficiary of various trusts, including a trust of which Mr. Lester Crown is a trustee, which have an approximate 8.5% interest in HC Co. Partnership. All of the stock of CCI and Henry Crown and Company is owned by HC Co. Partnership.

    The Company had engaged Mr. Carlucci, a Director, to provide advice to the Company with respect to alternatives available for the resolution, by settlement or otherwise, of the dispute now in litigation by the Company and McDonnell Douglas Corporation against the United States arising out of the termination of the U.S. Navy's A-12 program to develop a new advanced tactical aircraft. Mr. Carlucci was paid a quarterly retainer of $20,000, and was reimbursed for expenses incurred on behalf of the Company. The engagement ended effective December 31, 1994.

    Mr. Chabraja, a Director of the Company, is a Senior Partner of the law firm of Jenner & Block which has, since 1960, provided legal services to the Company. Mr. Chabraja's agreement with the Company provides that he will not participate in any revenues which Jenner & Block derives from its representation of the Company nor will Jenner & Block bill the Company for any time which Mr. Chabraja devotes to the Company's affairs. During 1994, Mr. Chabraja did, and he intends in 1995 to continue to, devote substantially all of his business time and attention to the affairs of the Company. In 1994, the Company paid Jenner & Block $11,715,000 for legal fees.

    In the opinion of management, the terms of the above transactions were at least as favorable to the Company as those available from unaffiliated parties.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent auditors to audit the books, records, and accounts of the Company for 1995. The firm commenced auditing the books of the Company and its predecessor, Electric Boat Company, in 1949.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP. SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                              SHAREHOLDER PROPOSAL

    The Company has been advised by the custodian of the New York City Employees' Retirement System ("NYCERS"), 1 Centre Street, New York, New York 10007-2341, owners of more than 2,500 shares of Common Stock, that they intend to present to the Annual Meeting the following:

THE PROPOSAL

WHEREAS, the New York City Employees' Retirement System is concerned about the long-term economic performance of the companies in which it owns stock, and

WHEREAS, the board of directors of a company is accountable to shareholders for the performance of management and the company, and NYCERS believes that a majority of directors should be independent of management, and

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and is charged by law and by shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

WHEREAS, the board of directors should monitor the activities of management in the implementation of those policies for the best interest of shareholders, and

WHEREAS, the Company's interests can best be served by having directors who are independent of management and who represent a breadth of experience,

NOW THEREFORE, BE IT RESOLVED THAT: the shareholders request that the board of directors amend the By-Laws to provide that the board of directors consist of a majority of independent directors. For those purposes, an independent director is one who: (1) has not been employed by the company, or an affiliate, in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) does not and did not have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. We request that this by-law amendment be applied only to nominees for director at meetings subsequent to the 1995 annual meeting and that it not apply to incumbent directors.

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

    This shareholder proposal is unnecessary. For the last two years, the shareholders of the Company have voted against two nearly identical proposals submitted by the same proponents. The Board of Directors agrees with the general premise of the proposal, that the number of inside directors should be low. However, the proposal's definition of "independent director" is unduly restrictive and would disadvantage the Company in obtaining the advice and counsel of talented individuals. Therefore, your Board of Directors recommends that all shareholders vote AGAINST.

    The Board of Directors of the Company has made changes in the composition of the Board which enhance management's accountability to the Board and the Board's accountability to the shareholders. Moreover, the Company has consistently followed a policy of adding to its Board of Directors eminently qualified non-employees whom the Company believes could provide substantial benefit and guidance to the Company. The Company's non-employee nominees being represented to this Annual Meeting include former Secretary of Defense, Frank C. Carlucci, and former Chief of Naval Operations, U.S. Navy, Carlisle A. H. Trost. Also being nominated are distinguished business leaders. Upon election of the current nominees, only two of the Board's seven directors will be employees. The outstanding performance of the Common Stock in the last four years is the result of the oversight and leadership of the Company's Board of Directors. All shareholders, including NYCERS, have greatly benefited from these results.

    In light of the foregoing and in view of the Board of Directors' belief that the definition of "independent director" in the proposal is excessively narrow and would disadvantage the Company in maintaining for its benefit the advice and counsel of talented individuals, your Board of Directors recommends a vote AGAINST the proposal.

RECOMMENDATION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY THE PROXY WILL BE VOTED AGAINST UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                         COMPLIANCE WITH SECTION 16(A)
                         OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who are holders of more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms.

    Based on its review of the copies of Forms 3, 4, and 5 submitted to the Company, the Company believes that all the officers, directors, and persons who hold more than 10% of the Common Stock complied with all filing requirements, except for Messrs. Chabraja and Tetrault. Mr. Chabraja inadvertently did not file a Form 4 with respect to the acquisition of 600 shares made on April 15, 1994. Mr. Tetrault also inadvertently did not file a Form 4 with regard to the sale of 757 shares on November 23, 1994. When Messrs. Chabraja and Tetrault were informed that they needed to file a Form 4, each individual promptly did so.

                          SHAREHOLDER PROPOSALS - 1996
                            MEETING OF SHAREHOLDERS

    Any proposal of a shareholder intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received by the Company no later than November 30, 1995, in order to be considered for inclusion in the Proxy Statement and form of Proxy for that meeting.

                                 VOTE REQUIRED

    The seven nominees for election to the Board of Directors at the Annual Meeting who receive the greatest number of votes cast for Directors at that meeting, a quorum being present, shall become Directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and voting on each shareholder proposal is required for the adoption of each shareholder proposal. Abstentions and broker non-votes will not be tabulated as negative votes on each shareholder proposal, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting.

                             OTHER MATTERS THAT MAY
                            COME BEFORE THE MEETING

    As of the date of this Proxy Statement, the only matters expected to come before the meeting are those set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote Proxies on those matters in accordance with their best judgment.

                    SOLICITATION OF PROXIES AND COST THEREOF

    The cost of solicitation of Proxies will be borne by the Company. Solicitation will be made initially by mail. The Directors and officers and other employees of the Company may, without compensation other than their usual compensation, solicit Proxies by mail, telephone, telegraph, or personal interview. In addition, solicitation of brokerage firms, dealers, banks, voting trustees and their nominees will be made by the means described above by Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, at a cost anticipated by the Company to be $17,000, plus certain out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, voting trustees, nominees and other record holders for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock.

Falls Church, Virginia, March 13, 1995

    GENERAL DYNAMICS CORPORATION WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IS FILED ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR 1994 MAY BE OBTAINED UPON WRITTEN REQUEST TO E. ALAN KLOBASA, SECRETARY, GENERAL DYNAMICS CORPORATION, 3190 FAIRVIEW PARK DRIVE, FALLS CHURCH, VIRGINIA 22042-4523.

P                        GENERAL DYNAMICS CORPORATION

R           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 1995.

O        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF THE CORPORATION.
X

Y               The undersigned hereby appoints JAMES R. MELLOR, NICHOLAS D.
         CHABRAJA, and E. ALAN KLOBASA, and each of them, as proxy or proxies, with power of substitution, to vote all shares of Common Stock of GENERAL DYNAMICS CORPORATION which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.


         Nominees:  F.C. Carlucci, N.D. Chabraja, J.S. Crown,
                    L. Crown, C.H. Goodman, J.R. Mellor, C.A.H. Trost

                                                                  /SEE REVERSE/
                                                                  /   SIDE    /

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS                                           3515
     EXAMPLE

        On any other matters that may come before the meeting, this proxy will be voted in the discretion of the proxies named on the face of this card. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Item 2, and AGAINST Item 3.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

                                        FOR                WITHHELD
1. Election of
   Directors                            / /                 / /
   (See reverse)

                                        FOR    AGAINST     ABSTAIN
2. Selection of Arthur
   Andersen LLP as                     / /      / /        / /
   independent auditors.


The Board of Directors Recommends a Vote AGAINST Item 3.

                                        FOR    AGAINST     ABSTAIN
3. The Shareholder Proposal with
   regard to the composition of         / /      / /        / /
   the Board of Directors.



For all nominees listed on reverse except:

- -------------------------------------------------------------------


                                        I will attend the meeting and    / /
                                        request an admission card.


                                        Please sign exactly as name appears
                                        hereon. Executors, administrators,
                                        trustees, etc. should so indicate
                                        when signing.


                                        ----------------------------------------


                                                                            1995
                                        ----------------------------------------
                                        SIGNATURE(S)                      DATE